Exhibit 15

March 28, 2007

Embraer - Empresa Brasileira de Aeronáutica S.A.
Avenida Brigadeiro Faria Lima, 2.170
São Jose dos Campos, SP, Brazil

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Embraer – Empresa Brasileira de Aeronaútica S.A. and subsidiaries for the nine-month periods ended September 30, 2006 and 2005, and have issued our report dated January 19, 2007.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Report on Form 6-K for the nine-months ended September 30, 2006 and 2005, is being used and incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES